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                                                                      Exhibit 12

 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                                   Dividends
                             (Dollars in thousands)

                                               Three Months
                                              ended September Nine Months ended
                                                    30,         September 30,
                                              --------------- -----------------
                                               2000    1999     2000     1999
                                              ------- ------- -------- --------
Net income before extraordinary items........ $20,274 $20,042 $ 51,773 $ 80,416
Add:
  Portion of rents representative of the
   interest factor...........................     209     306      707      795
  Interest on indebtedness...................  39,100  39,014  117,926  116,011
                                              ------- ------- -------- --------
  Earnings................................... $59,583 $59,362 $170,406 $197,222
                                              ======= ======= ======== ========
Fixed charges and preferred stock dividend:
  Interest on indebtedness................... $39,100 $39,014 $117,926 $116,011
  Capitalized interest.......................     876   1,074    2,829    4,259
  Portion of rents representative of the
   interest factor...........................     209     306      707      795
                                              ------- ------- -------- --------
  Fixed charges..............................  40,185  40,394  121,462  121,065
                                              ------- ------- -------- --------
Add:
  Preferred stock dividend...................   9,179   9,441   27,808   28,320
                                              ------- ------- -------- --------
    Combined fixed charges and preferred
     stock dividend.......................... $49,364 $49,835 $149,270 $149,385
                                              ======= ======= ======== ========
Ratio of earnings to fixed charges...........   1.48x   1.47x    1.40x    1.63x
Ratio of earnings to combined fixed charges
 and preferred stock dividend................    1.21    1.19     1.14     1.32
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